Exhibit 1.1

[Translation]

Articles of Incorporation of Pepper Food Service Co., Ltd.

Chapter I General Provisions

Article 1 (Trade Name)

The name of the Company shall be Kabushiki Kaisha PEPPER FOOD SERVICE and shall be written in English as PEPPER FOOD SERVICE CO., LTD.

Article 2 (Objective)

The objective of the Company is to conduct the following lines of business:

1.	operating restaurants through franchise system;

2.	operating directly managed steak restaurants;

3.	developing system for cooking and serving in restaurants and providing guidance to newly open restaurants;

4.	sales of processed foods;

5.	production and sales of seasonings, etc.;

6.	sales of alcohol;

7.	sales, lease and rental of equipment located at kitchens, kitchen equipment and restaurant furniture and fixtures;

8.	development, manufacture, sales, lease and rental of dishes;

9.	design and construction of restaurants;

10.	sales of hygiene products and mats;

11.	sales of uniforms;

12.	sales of office equipment, office supplies and communications equipment;

13.	sales of promotion menu and newspaper inserts;

14.	education and training when newly opening a restaurant;

15.	recruitment of area franchisors (regional headquarters) and cooperation with them;

16.	operating Japanese food restaurants;

17.	operating Western food restaurants;

18.	operating Chinese food restaurants and the other Oriental food restaurants;

19.	consulting business in connection with the preceding items;

20.	non-life insurance agent business;

21.	worker dispatching services;

22.	fee-charging employment placement services;

23.

acquisition, exploitation, use, licensing, maintenance, management and mediation of intellectual property rights (industrial property rights, patent rights, copyrights, commercialization rights, trademark rights, design rights and publishing rights, etc.) and provision and sales of know-how; and

24.	all other business incidental to the lines of business stated in the preceding items.

Article 3 (Location of Head Office)

The head office of the Company shall be located in Sumida-ku, Tokyo, Japan.

Article 4 (Method of Public Notice)

1.	Public notices of the Company shall be published by way of electronic public notice.

2.

In cases where the Company is unable to give an electronic public notice due to unavoidable circumstances, public notices of the Company shall be given in the manner of the publication in the Nihon Keizai Newspapers.

Chapter II Shares

Article 5 (Total Numbers of Shares)

The total number of shares authorized to be issued by the Company shall be 70,800,000 shares.

Article 6 (Number of Shares Constituting One (1) Unit of Shares)

The number of shares constituting one (1) unit of shares of the Company shall be 100 shares.

Article 7 (Rights Pertaining to Fractional Unit Shares)

A Shareholder of the Company may not exercise any rights with respect to fractional unit shares held by such shareholder, except for the following:

2. the rights provided for in each item of Article 189, Paragraph 2 of the Companies Act;

3. the right to make a request pursuant to Article 166, Paragraph 1 of the Companies Act; and

4. the right to receive an allotment of shares for subscription and stock acquisition rights for subscription in proportion to the number of shares held by such shareholder.

Article 8 (Purchase of Own Shares)

The Company may acquire its own shares through market transactions, etc. subject to a resolution of the Board of Directors.

Article 9 (Shareholder Registry Administrator)

1.	The Company shall have a shareholder registry administrator.

2.

The shareholder registry administrator and the shareholder registry administrator’s location for handling share-related affairs shall be determined pursuant to a resolution of the Board of Directors and published.

Article 10 (Policies for Handling Shares)

Registration and records to the Company’s shareholder registry and share option registry, other method and fees for handling the Company’s shares and share options and procedures, etc. to exercise rights of shareholders shall be in accordance with those specified in the policies for handling shares established by the Board of Directors, as well as in laws and regulations and these Articles of Incorporation.

Article 11 (Record Date)

1.

The Company shall deem the shareholders holding voting rights whose names have been entered or recorded in the latest register of shareholders as of December 31 of each year to be the shareholders who are entitled to exercise their rights at an annual shareholders meeting for the relevant business year.

2.

In addition to the preceding paragraph, whenever necessary, the Company may, upon giving prior public notice, fix a date as a record date and may deem the shareholders or registered share pledgees whose names have been entered or recorded in the latest register of shareholders as of such date as the shareholders or the registered share pledgees entitled to exercise their rights pursuant to a resolution of the Board of Directors.

Chapter III Shareholders Meetings

Article 12 (Convocation)

An annual shareholders meeting shall be convened in March of each year, and an extraordinary shareholders meeting shall be convened as necessary.

Article 13 (Convener and Chairperson)

1.

Unless otherwise provided for under laws and regulations, the President shall convene shareholders meetings pursuant to a resolution of the Board of Directors. If the President is unable to so convene, one of the other Directors in the order previously determined by the Board of Directors shall convene the meetings.

2.

The President shall act as a chairperson of shareholders meetings. If the President is unable to so act, one of the other Directors in the order previously determined by the Board of Directors shall take the chairperson’s place.

Article 14 (Disclosure via Internet and Deemed Delivery of Reference Documents, etc. for Shareholders Meetings)

Upon convening a shareholders meeting, the Company may deem that the information regarding matters to be described or indicated in the reference documents for the shareholders meeting, business reports, financial statements and consolidated financial statements have been provided to the shareholders when such information is disclosed via Internet pursuant to the Ministry of Justice Ordinances.

Article 15 (Method of Resolution)

1.

Unless otherwise provided for under laws and regulations or these Articles of Incorporation, resolutions of a shareholders meeting shall be adopted by a majority of the votes of present shareholders entitled to vote such shares.

2.

A resolution prescribed under Article 309, Paragraph 2 of the Companies Act shall be adopted by two-thirds or more of the voting rights of the shareholders present at a meeting where shareholders holding one-third or more of the voting rights of the shareholders who are entitled to exercise their votes are present.

Article 16 (Exercise of Voting Rights by Proxy)

1.	A shareholder may exercise voting rights by appointing another shareholder with voting rights in the Company as a proxy.

2.	The shareholder or proxy referred to in the preceding paragraph shall present to the Company at each shareholders meeting a document evidencing the proxy right.

Article 17 (Minutes)

The proceedings and results of shareholders meetings and other matters specified in laws and regulations shall be stated or recorded in the minutes.

Chapter IV Directors and Board of Directors

Article 18 (Board of Directors)

The Company shall have Board of Directors.

Article 19 (Numbers of Directors)

The number of Directors of the Company shall be no more than 12.

Article 20 (Election of Directors)

1.	Directors shall be elected by a resolution of a shareholders meeting.

2.

A resolution on the election of Directors shall be adopted by a majority of shareholders entitled to vote, where shareholders holding one-third or more of the voting rights of those who are entitled to vote are present at the shareholders meeting.

3.	A resolution on the election of Directors shall not be adopted by cumulative voting.

Article 21 (Term of Office of Directors)

1.	The term of office of a Director shall be until the close of the annual shareholders meeting for the last business year ending within two (2) years from the time of the Director’s election.

2.	The term of office of a Director who is elected to fill a vacancy or elected as an additional Director shall be until the expiration of the term of office of the other Directors in office.

Article 22 (Convener and Chairperson of Meetings of Board of Directors)

Unless otherwise provided for under laws and regulations, the President shall convene the meetings of the Board of Directors and shall act as a chairperson of the meetings. If the President is unable to so convene or act, one of the other Directors in the order previously determined by the Board of Directors shall convene the meetings and take the chairperson’s place.

Article 23 (Convocation Procedures for Meetings of Board of Directors)

A notice of convocation of a meeting of the Board of Directors shall be given to each of the Directors and Corporate Auditors at least three (3) days before the date set for the meeting, except that the period for giving notice may be shortened in the case of an emergency.

Article 24 (Method of Resolution of Meetings of Board of Directors)

Resolutions of a meeting of the Board of Directors shall be adopted by an affirmative vote of a majority of the Directors present at a meeting where the Directors holding majority of the voting rights of the Directors who are entitled to exercise their votes are present.

Article 25 (Omission of Resolution of Board of Directors)

When all Directors agree to a matter which is the purpose of the resolution of Board of Directors in writing or in an electronic record, the Company shall deem that a resolution regarding such matter has been adopted by the Board of Directors except where any Corporate Auditor objects to such matter.

Article 26 (Minutes of Board of Directors)

The proceedings and results of Board of Directors and other matters specified in laws and regulations shall be stated or recorded in the minutes and the Directors and the Corporate Auditors present at the meeting shall affix the names and seals or sign the names electronically to it.

Article 27 (Representative Directors and Executive Directors)

1.	The Company shall elect Representative Director(s) by a resolution of the Board of Directors.

2.	The Representative Director(s) shall represent the Company and execute the Company’s business.

3.

The Board of Directors shall elect one (1) President (torishimariyaku shacho), and may elect a Chief Executive Officer (torishimariyaku kaicho), some Vice-President(s) (torishimariyaku fukushacho), some Executive Director(s) (senmu torishimariyaku), and some Managing Director(s) (jomu torishimariyaku), as necessary, by a resolution of the Board of Directors.

Article 28 (Policies Governing Board of Directors)

Matters related to the Board of Directors shall be as specified in policies governing the Board of Directors established by the Board of Directors as well as laws and regulations and these Articles of Incorporation.

Article 29 (Remuneration, etc.)

Remuneration, etc. for Directors shall be determined by a resolution of a shareholders meeting.

Article 30 (Advisors and Consultants)

The Company may appoint advisors and consultants by resolution of the Board of Directors.

Article 31 (Directors’ Liability Exemption)

1.

When the Company satisfies the requirements prescribed by the relevant laws and regulations, the Company may exempt a Director (including those who have been a Director) from his or her liability for loss or damage under Article 423, Paragraph 1 of the Companies Act by a resolution of the Board of Directors within the amount obtained by subtracting the sum of the Minimum Liability Amount stipulated in laws and regulations from the amount for which they are liable.

2.

The Company may enter into an agreement with a Director (except those who is a Managing Director, etc.) to limit his or her liability for loss or damage under Article 423, Paragraph 1 of the Companies Act in case satisfying the requirements prescribed by the relevant laws and regulations,; provided that, the amount of such limited liability is the Minimum Liability Amount stipulated in laws and regulations.

Chapter V Corporate Auditors and Board of Corporate Auditors

Article 32 (Corporate Auditors and Board of Corporate Auditors)

The Company shall have Corporate Auditors and Board of Corporate Auditors.

Article 33 (Number of Corporate Auditors)

The number of Corporate Auditors of the Company shall be no more than four (4).

Article 34 (Election of Corporate Auditors)

1.	Corporate Auditors shall be elected by a resolution of a shareholders meeting.

2.

A resolution on the election of Corporate Auditors shall be adopted by a majority of shareholders entitled to vote, where shareholders holding one-third or more of the voting rights of those who are entitled to vote are present at the shareholders meeting.

Article 35 (Term of Office of Corporate Auditors)

1.

The term of office of a Corporate Auditor shall be until the close of the annual shareholders meeting for the last business year ending within four (4) years from the time of the Corporate Auditor’s election.

2.	The term of office of a Corporate Auditor who is elected to fill a vacancy shall be until the expiration of the term of office of the Corporate Auditors in office.

3.

The effective period of the resolution to elect the substitute Corporate Auditor under Article 329 of the Companies Act shall be until the close of the annual shareholders meeting for the last business year ending within four (4) years from the time of the Corporate Auditor’s election.

Article 36 (Full-Time Corporate Auditor)

The Board of Corporate Auditors shall elect Full-Time Corporate Auditor(s) among the Corporate Auditors.

Article 37 (Convocation of Meetings of Board of Corporate Auditors)

1.

A notice of convocation of a meeting of the Board of Corporate Auditors shall be given to each of the Corporate Auditors at least three (3) days before the date set for the meeting, except that the period for giving notice may be shortened in the case of an emergency.

2.	A meeting of the Board of Corporate Auditors may be held immediately without the convocation procedures with the consent from all Corporate Auditors.

Article 38 (Method of Resolutions of Meetings of Board of Corporate Auditors)

Unless otherwise provided for under laws and regulations, resolutions of a meeting of the Board of Corporate Auditors shall be adopted by an affirmative vote of a majority of the Corporate Auditors.

Article 39 (Minutes of Meetings of Board of Directors)

The proceedings and results of a meeting of the Board of Corporate Auditors and other matters specified in laws and regulations shall be stated or recorded in the minutes and the Corporate Auditors present at the meeting shall affix the names and seals or sign the names electronically to it.

Article 40 (Policies Governing the Board of Corporate Auditors)

Matters related to the Board of Corporate Auditors shall be as specified in policies governing the Board of Corporate Auditors established by the Board of Corporate Auditors as well as laws and regulations and these Articles of Incorporation.

Article 41 (Remuneration, etc.)

Remuneration, etc. for Corporate Auditors shall be determined by a resolution of a shareholders meeting.

Article 42 (Corporate Auditors’ Liability Exemption)

1.

When the Company satisfies the requirements prescribed by the relevant laws and regulations, the Company may exempt a Corporate Auditor (including those who have been a Corporate Auditor) from his or her liability for loss or damage under Article 423, Paragraph 1 of the Companies Act by a resolution of the Board of Corporate Auditors within the amount obtained by subtracting the sum of the Minimum Liability Amount stipulated in laws and regulations from the amount for which they are liable.

2.

The Company may enter into an agreement with a Corporate Auditor to limit his or her liability for loss or damage under Article 423, Paragraph 1 of the Companies Act in case satisfying the requirements prescribed by the relevant laws and regulations; provided that, the amount of such limited liability is Minimum Liability Amount stipulated in laws and regulations.

Chapter VI Accounting Auditors

Article 43 (Accounting Auditors)

The Company shall have Accounting Auditor(s).

Article 44 (Election of Accounting Auditors)

Accounting Auditor(s) shall be elected by a resolution of a shareholders meeting.

Article 45 (Term of Office of Accounting Auditors)

1.

The term of office of an Accounting Auditor shall be until the close of the annual shareholders meeting for the last business year ending within one (1) year from the time of the Accounting Auditor’s election.

2.	The Accounting Auditor(s) shall be deemed to be reappointed at the annual shareholders meeting under the preceding paragraph provided that there is no resolution to the contrary at the meeting.

Article 46 (Remuneration, etc.)

Remuneration, etc. for Accounting Auditor(s) shall be determined by the Representative Director(s) with approval of the Board of Corporate Director(s).

Chapter VII Accounts

Article 47 (Business Year)

The business year of the Company shall commence on January 1 of each year and end on December 31 of that year.

Article 48 (Year-End Dividends)

The Company shall distribute cash dividends from surplus (the “Year-End Dividends”) to the shareholders or registered share pledgees whose names have been entered or recorded in the latest register of shareholders as of December 31 of each year pursuant to a resolution of a shareholders meeting.

Article 49 (Interim Dividends)

The Company may distribute dividends from surplus pursuant to Article 454, Paragraph 5 of the Companies Act (the “Interim Dividends”) to the shareholders or registered share pledgees whose names have been entered or recorded in the latest register of shareholders as of June 30 of each year pursuant to a resolution of the Board of Directors.

Article 50 (Period of Exclusion from Paying Dividends, etc.)

1.

If Year-End Dividends or Interim Dividends are not received after three (3) full years have elapsed from the date of initiating payment thereof, the Company shall be exempted from an obligation to pay those dividends.

2.	No interest shall accrue from Year-End Dividends and Interim Dividends that is not delivered.

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